UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2006

Avery Dennison Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-7685	95-1492269
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

150 North Orange Grove Boulevard, Pasadena, California		91103
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	626-304-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Item 1.01 Entry into a Material Definitive Agreement

On February 22, 2006, the Compensation and Executive Personnel Committee (the "Committee") of the Board of Directors took the actions described below with regard to executive compensation:

(a) Annual Bonus Plan (2006)

The Committee established the following performance measures for executive officers, other officers and designated employees of the Company for 2006 under both the Senior Executive Leadership Compensation Plan and the Executive Leadership Compensation Plan: earnings per share and return on total capital for those participants who are measured on Company performance, and, depending on the applicable business unit, (i) sales, economic valued added and net income or (ii) economic valued added and net income for those participants who are measured on business unit performance. Bonuses are calculated as a percentage of base salary in effect at the end of the year. Participants in the Plans may receive a bonus, if the Company or business unit meets threshold, target or maximum performance objectives.

(b) Long-Term Incentive Plan (2006-2008 cycle)

The Committee established the following performance measures for executive officers, other officers and designated employees of the Company for the 2006-2008 cycle under the Long-Term Incentive Plan: earnings per share, economic added value and total stockholder return for those participants who are measured on Company performance, and business unit sales, business unit economic valued added and business unit net income for those participants who are measured on business unit performance. Bonuses are calculated as a percentage of base salary in effect at the end of the cycle. Participants in the Plan may receive a bonus, if the Company or business unit meets threshold, target or maximum performance objectives.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avery Dennison Corporation

February 28, 2006	By:	Robert G. van Schoonenberg

Name: Robert G. van Schoonenberg
Title: Executive Vice President, General Counsel and Secretary